CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medicure Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Medicure Inc., filed with the Securities and Exchange Commission (the SEC) (File No. 333-146574) of our reports dated August 26, 2008, with respect to the consolidated balance sheets of Medicure Inc. as of May 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended May 31, 2008 and the effectiveness of internal control over financial reporting as of May 31, 2008 which reports appear in the May 31, 2008 Annual Report on Form 20-F of Medicure Inc.

Our report dated August 26, 2008 contains an explanatory paragraph that states that the Company has experienced operating losses and cash outflows from operations since incorporation that raise significant doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated August 26, 2008 refers to a change in accounting policy for the Company adopting retrospectively, without restatement, the new recommendations of CICA Handbook 1530, Comprehensive Income, Section 3855, Financial Instruments- Recognition and Measurement, Section 3861, Financial Instruments- Disclosure and Presentation and Section 3251, Equity. The effect of those changes is discussed in note 2(q) to the consolidated financial statements.

Our report dated August 26, 2008, on the effectiveness of internal control over financial reporting as of May 31, 2008, expresses our opinion that the Company did not maintain effective control over financial reporting as of May 31, 2008 because of a material weakness related to the lack of sufficient personnel with an appropriate level of technical accounting knowledge, experience, and training in the application of United States GAAP.

/s/ KPMG LLP
Chartered Accountants

Winnipeg, Canada
August 27, 2008